Exhibit 99.1

Media Contacts: Teresa Nilsen Hennessy Advisors, Inc. Terry@hennessyadvisors.com; 800-966-4354	Hibre Teklemariam SunStar Strategic HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports 125% Increase in Quarterly
Earnings Per Share and Announces Quarterly Dividend

February 13, 2025, Novato, CA - Hennessy Advisors, Inc. (Nasdaq:HNNA) reported results for its first fiscal quarter of 2025, which ended December 31, 2024. The firm also announced a quarterly dividend of $0.1375 per share to be paid on March 6, 2025, to shareholders of record as of February 24, 2025, which represents an annualized dividend yield of 4.6%.*

"2024 delivered record highs in the stock market, with the Dow Jones Industrial Average returning 14.99% and the S&P 500® Index returning 25.02% for the year ended December 31, 2024," said Neil Hennessy, Chairman and CEO. "I believe the markets were buoyed by the strength of the U.S. economy, and I am confident that investors are carrying that positive sentiment into 2025, fueled by strong—and even increasing—consumer spending. With robust corporate profits across multiple sectors and mild inflation, I believe positive market momentum will continue. While periods of volatility may arise, we remain confident that corporate America will continue to adapt to fiscal and administrative policies, sustaining growth and creating economic opportunities now and in the future."

"We are extremely proud of the performance of our products through December 31, 2024: all 17 Hennessy Funds posted positive returns for the year. Over the longer term, all our Funds delivered positive returns for the three-year period ended December 31, 2024, and all 16 Hennessy Funds with at least 10 years of operating history achieved positive returns for both the five-year and ten-year periods," he added.

"Our strong product performance, supported by a consistent business model and effective distribution and marketing strategies, has driven a nearly 50% increase in total assets under management compared to the prior period," said Teresa Nilsen, President and COO. "Our cash position net of debt continues to strengthen—up nearly 30% in the last twelve months—and we are thrilled to report a triple-digit percentage increase in net income," she added. "We are off to a solid start in fiscal year 2025, and we remain motivated to build on our success while staying focused on the next opportunity to deliver meaningful returns to our shareholders."

Summary Highlights (compared to the prior comparable quarter ended December 31, 2023):

●	Total revenue of $9.7 million, an increase of 58%.
●	Net income of $2.8 million, an increase of 136%.
●	Fully diluted earnings per share of $0.36, an increase of 125%.
●	Average assets under management, upon which revenue is earned, of $4.8 billion, an increase of 59%.
●	Total assets under management of $4.8 billion, an increase of 46%.
●	Cash and cash equivalents, net of gross debt, of $24.7 million, an increase of 28%.

	Three Months Ended Dec 31,		Change
	2024	2023	Amount	Percent
Total Revenue	$9,707,818	$6,143,843	$3,563,975	58.0%
Net Income	2,834,223	1,200,095	1,634,128	136.2%
Earnings Per Share (Diluted)	0.36	0.16	0.20	125.0%
Weighted Average Number of Shares Outstanding (Diluted)	7,862,881	7,673,688	189,193	2.5%
Average Assets Under Management	4,824,051,149	3,038,241,860	1,785,809,289	58.8%

	As of Dec 31,
	2024	2023
Total Assets Under Management	$4,778,981,545	$3,280,372,061	$1,498,609,484	45.7%
Cash and Cash Equivalents, Net of Gross Debt Balance	24,728,893	19,355,225	5,373,668	27.8%

*	Based on the closing stock price of $12.00 on February 12, 2025, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.